Exhibit 99.1

Amendment to

10b5-1 Issuer Repurchase Instructions

This Amendment to 10b5-1 Issuer Securities Repurchase Instructions, dated September 10, 2014 (the “Amendment”), is by and between Nathan’s Famous, Inc. (the “Issuer”) and Mutual Securities, Inc. (the “Broker”).

WHEREAS, Issuer has previously publicly announced Securities Repurchase Programs (the “Programs”) for the repurchase of up to 800,000 shares of its common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, Issuer has previously entered into 10b5-1 Issuer Securities Repurchase Instructions, dated December 13, 2013, (the “Original Instruction”).

WHEREAS, the Original Instruction terminate upon the occurrence of certain events, including upon the earlier of (a) December 22, 2014, or (b) at such time as the aggregate purchase price for all shares of Common Stock purchased under the Original Instruction equals Five Million Dollars ($5,000,000), including without limitation all applicable fees, costs and expenses;

WHEREAS, pursuant to the Programs, 257,073 shares of Common Stock remain available for repurchase as of the close of business on September 10, 2014, and the aggregate purchase price for all shares of Common Stock purchased under the Original Instruction equals $2,061,062;

WHEREAS, as part of the Programs for the repurchase of its Common Stock, Issuer desires to amend the Original Instruction as set forth herein.

NOW, THEREFORE, the Issuer and Broker hereby agree as follows:

1.          Effective Date.  This Amendment shall become effective as of September 24, 2014.

2.          Amendments.

(a)          Section 2 of the Original Instruction is amended by deleting Subsection 2(a) thereof and replacing it in its entirety with the following:

“(a) September 30, 2015;”

(b)          Section 2 of the Original Instruction is amended by deleting Subsection 2(b) thereof and replacing it in its entirety with the following:

“such time as the aggregate purchase price for all shares of Common Stock purchased under these Instructions equals Eight Million Sixty One Thousand and Sixty Two Dollars ($8,061,062), including without limitation all applicable fees, costs, expenses and the aggregate purchase price for all shares of Common Stock previously purchased under the Instructions as may be amended from time to time;”

In addition to the foregoing, upon effectiveness of the Amendment, Schedule A will be replaced in its entirety with the new attached Schedule A.

3.          Continuation and Affirmation of Instructions.  The Original Instruction is amended hereby solely as provided in this Amendment and, as so amended, continues in full force and effect.

4.          Representations and Warranties.

(a)          Issuer represents and warrants that the Purchase of Common Stock pursuant to this Amendment has been duly authorized by the Issuer and is consistent with the Issuer’s Program.

(b)          Issuer represents and warrants that it is not aware of material, nonpublic information and is entering into this Amendment in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.          Compliance with the Securities Laws.

It is the intent of the parties this Amendment comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and (c)(2) under the Exchange Act, and this Amendment shall be interpreted to comply with the requirements of Rule 10b5-1(c).

6.          Governing Law.  This Amendment shall be governed by and constructed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have signed this Amendment as of the date first written above.

Nathan’s Famous, Inc.

By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

Mutual Securities, Inc.

By:	/s/ Julie Cohen
	Name:	Julie Cohen
	Title:	Chief Compliance Officer